Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION AND BANK MERGER

by and between

CIVIC BANK & TRUST

and

FRANKLIN FINANCIAL NETWORK, INC. and FRANKLIN SYNERGY BANK

AGREEMENT AND PLAN OF REORGANIZATION AND BANK MERGER

THIS AGREEMENT AND PLAN OF REORGANIZATION AND BANK MERGER the “Agreement”) is made and entered into this 14th day of December, 2015, among Civic Bank & Trust, a Tennessee banking corporation (the “Bank”); Franklin Financial Network, Inc., a Tennessee corporation (“Buyer BHC”); and Franklin Synergy Bank, a Tennessee banking corporation (“Buyer Bank”).

W I T N E S S E T H:

WHEREAS, the principal and business offices of the Bank are located at 3325 West End Avenue, Nashville, Tennessee 37203; and the branch of Civic Bank & Trust is located at 215 Centerview Drive, Suite 105, Brentwood, Tennessee 37027; and

WHEREAS, the principal offices of Buyer BHC and Buyer Bank are located at 722 Columbia Avenue, Franklin, Tennessee 37064; and the branches of Franklin Synergy Bank are located at 3359 Aspen Grove Drive, Suite 100, Franklin, Tennessee 37067, 134 Pewitt Drive, Suite 100, Brentwood, Tennessee 37027, 1015 Westhaven Boulevard, Suite 150, Franklin, Tennessee 37064, 40 Moss Lane, Suite 100, Franklin, Tennessee 37064, 2035 Wall Street, Spring Hill, Tennessee 37174, 724 President Place, Smyrna, Tennessee 37167, 2415 Memorial Boulevard, Murfreesboro, Tennessee 37129, 2782 South Church Street, Murfreesboro, Tennessee 37127, and 2610 Old Fort Parkway, Murfreesboro, Tennessee 37128; and

WHEREAS, as of September 30, 2015, the authorized capital stock of the Bank consists of 10,000,000 shares of Common Stock, $1.00 par value, of which 2,625,812 shares are issued and outstanding (“Bank Common Stock”) and 1,000,000 shares of Preferred Stock, $1.00 par value, of which no shares are issued and outstanding (“Bank Preferred Stock,” and collectively with the Bank Common Stock, the “Bank Stock”); and options to purchase an additional 663,500 shares of the Bank Stock with an average exercise price of $9.33 per share and which are, or are expected to become, vested on or before the Effective Time, as defined below (the “Options”); and

WHEREAS, as of September 30, 2015, the authorized capital stock of the Buyer BHC consists of 20,000,000 shares of Common Stock, no par value, of which 10,524,630 shares are issued and outstanding (“Buyer BHC Common Stock”) (inclusive of 105,864 shares of restricted common stock of Buyer BHC that have been issued but are not vested as of the date of this Agreement) and 1,000,000 shares of Preferred Stock with terms to be designated by the directors of BHC, of which 10,000 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A, have been designated and are issued and outstanding; there are warrants to purchase an additional 26,907 shares of Buyer BHC Common Stock with an exercise price of $12.00 per share and which are currently exercisable; and there are 2,364,492 shares of Buyer BHC Common Stock reserved for the exercise of stock options, with outstanding options to purchase 1,339,271 shares of Buyer BHC Common Stock at a weighted average exercise price of $12.88 per share, restricted stock and other equity incentives under the Buyer BHC’s Omnibus Equity Incentive Plan (the “BHC Option Plan”); and

WHEREAS, for Federal income tax purposes, it is intended that the Merger, as defined below, shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the respective Boards of Directors of the Bank, Buyer BHC, and Buyer Bank deem it advisable and in the best interest of the Bank, Buyer BHC, and Buyer Bank, and their respective shareholders that the Bank be merged with and into Buyer Bank (the “Merger”), and, by resolutions duly adopted, have approved and adopted this Agreement and directed that it be submitted to their respective shareholders, if required, for their approval.

NOW, THEREFORE, in consideration of the premises, mutual covenants, and agreements herein contained, and for the purpose of stating the method, terms, and conditions of the Merger provided for herein, the mode of carrying the same into effect, the manner and basis of converting and exchanging the shares of Bank Stock as hereinafter provided, and such other provisions relating to the Merger as the parties deem necessary or desirable, the parties hereto agree as follows:

1. MERGER.

(a) Subject to the satisfaction or waiver of all of the conditions to the obligations of each of the parties to this Agreement, at the Effective Time (as defined in the Articles of Merger attached as Appendix A (the “Articles”)) and pursuant to the Tennessee Business Corporation Act (“TBCA”) and Tennessee Banking Act, the Bank shall be merged with and into Buyer Bank, which latter corporation (the “Surviving Bank”) shall survive the Merger. (The term “Surviving Bank” shall have the same meaning as “resulting bank” set forth in Tenn. Code Ann. Section 45-2-1301 (7).) Upon consummation of the Merger, the separate corporate existence of the Bank shall terminate.

(b) The parties may by mutual agreement at any time change the method of effecting the combination of Buyer Bank and Bank, including without limitation the provisions of this Article 1, if and to the extent they deem such change to be desirable; provided, however, that no such change shall (i) alter or change the amount of the Purchase Price (as defined below) to be provided to holders of Bank Stock (as defined below) as provided for in this Agreement, (ii) adversely affect the tax treatment of holders of Bank Stock as a result of receiving the Purchase Price or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

2. DESCRIPTION OF TRANSACTION.

(a) Satisfaction of Conditions to Closing. After the transactions contemplated hereby have been approved by the shareholders of Buyer BHC, Buyer Bank, and the Bank, if required, and each other condition to the obligations of the parties hereto has been satisfied or waived by the party or parties entitled to the benefits thereof, other than those conditions which are to be satisfied by delivery of documents by any party to any other party, a closing (the “Closing”) will be held on the date (the “Closing Date”) and at the time of day and place referred to in Section 12(a). At the Closing, the parties will use their respective best efforts to deliver the certificates, letters, and opinions which constitute conditions to the Merger and each party will provide the other parties with such proof or indication of satisfaction of the conditions of such parties to consummate the Merger as such other parties may reasonably require. If all conditions to the obligations of each of the parties have been satisfied or waived by the party entitled to the benefits thereof, the parties shall, at the Closing, duly execute Articles of Merger substantially in the form attached as Appendix A for filing with the Tennessee Department of Financial Institutions and the Tennessee Secretary of State, as may be appropriate, and promptly thereafter, the parties shall take all steps necessary or desirable to consummate the Merger in accordance with all applicable laws, rules, and regulations. The parties shall thereupon take such other and further actions as Buyer BHC shall reasonably direct to the extent required by law or this Agreement to consummate the transactions contemplated herein.

(b) Effective Time of the Merger. Upon the satisfaction of all conditions to closing, the Merger shall become effective on the date and at the time of filing of the Articles of Merger with the Tennessee Secretary of State or at such later date and/or time as may be agreed upon by the parties and set forth in the Articles (the “Effective Time”).

(c) Continuation of Business. Immediately following the Effective Time, the business of the Surviving Bank shall be governed and operated as follows:

(i) The Charter and Bylaws of Buyer Bank in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Bank to remain unchanged until amended as provided by law. The name of the Surviving Bank will be Franklin Synergy Bank.

(ii) Except for adding one current member of the Board of Directors of the Bank as a director of Buyer BHC and Buyer Bank, the directors and officers of Buyer BHC and Buyer Bank immediately prior to the Merger shall be the directors and officers of the Buyer BHC and Surviving Bank respectively immediately after the Merger and shall serve until their respective successors are elected and qualified or until their earlier resignation or removal from office.

(d) Shares of Buyer BHC Common Stock and Buyer Bank. Subsequent to the Effective Time of the Merger, each share of Buyer BHC Common Stock and common stock of Buyer Bank then issued and outstanding shall remain as the issued and outstanding Buyer BHC Common Stock and common stock of Buyer Bank. No Preferred Stock will be issued in connection with the Merger.

(e) Shares and Options of the Bank. Upon the terms and conditions described in this Agreement, determined as of September 30, 2015, but subject to any prior exercise of Bank Options, the shares of Bank Common Stock and Bank Options shall be converted into shares or options to purchase shares of Buyer BHC Common Stock, as applicable (also referred to as the “Purchase Price” or the “Merger Consideration”), as follows:

(i) All outstanding shares of Bank Common Stock shall be exchanged for that number of shares of Buyer BHC Common Stock with an aggregate value of

$28,625,000 calculated by dividing this aggregate value by the market value per share of Buyer BHC Common Stock (determined as set forth below in subsection (iv)). The “Exchange Ratio” is determined by dividing this number of shares of Buyer BHC Common Stock (calculated as set forth in the immediately preceding sentence) by the outstanding shares of Bank Common Stock. All shares of Bank Common Stock will then be cancelled.

(ii) Each Bank Option to purchase a share of Bank Common Stock shall be converted into an option to purchase a share of Buyer BHC Common Stock multiplied by the Exchange Ratio; the exercise price will become the exercise price of such Option divided by the Exchange Ratio. All of the Bank’s Stock Options will then be cancelled. To the extent that the difference between the average exercise price of the resulting Buyer BHC Common Stock Options issued hereunder and the market value per share of the Buyer Common Stock as determined in Section 2(e)(iv) below multiplied by the total number of resulting Buyer BHC Common Stock Options issued hereunder exceeds $1,050,426.30, then such difference will be deducted from the aggregate value specified in Section 2(e)(i) above.

(iii) In lieu of the issuance of any fractional shares of Buyer BHC Common Stock, Buyer BHC shall pay to each former shareholder of Bank who would otherwise be entitled to receive such fractional share an amount in cash determined by multiplying (x) the market value per share of Buyer BHC Common Stock, by (y) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Buyer BHC Common Stock to which such holder would otherwise be entitled to receive pursuant to this Agreement.

(iv) The market value per share of the Buyer BHC Common Stock shall be equal to the volume weighted average closing price of Buyer BHC Common Stock for the twenty (20) consecutive trading days ending on and including the tenth trading day preceding the Effective Date. The above notwithstanding, the market value per share of Buyer BHC Common Stock used to determine the Exchange Ratio shall be no more than $29.50 per share, and no less than $26.50 per share.

(f) Stock Transfer Books. At the Effective Time of the Merger, the stock transfer books of the Bank shall be closed and no transfer of the Bank Stock shall be made thereafter.

(g) Effects of the Merger. As of the Effective Time of the Merger, and the Bank shall be merged with and into Buyer Bank which, as the Surviving Bank, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged companies, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both the Bank and Buyer Bank, and the separate existence of the Bank shall cease.

(h) Transfer of Assets. At the Effective Time, all rights, assets, licenses, permits, franchises and interests of the Bank in and to every type of property, whether real,

personal, or mixed, whether tangible or intangible, and to choses in action shall be deemed to be vested in Buyer Bank as the Surviving Bank respectively by virtue of the Merger and without any deed or other instrument or act of transfer whatsoever.

(i) Assumption of Liabilities. At the Effective Time, the Surviving Bank shall become and be liable for all debts, liabilities, obligations and contracts of the Bank, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of the Bank.

(j) Dissenting Shareholders’ Rights. Any holder of Bank Stock who shall comply strictly with the provisions of T.C.A. §48-23-101 et seq. of the Tennessee Business Corporation Act shall be entitled to dissent from the Merger and to seek those appraisal remedies afforded by the Tennessee Business Corporation Act. Such a shareholder is referred to herein as a “Dissenting Shareholder.” However, Buyer BHC and Buyer Bank shall not be obligated to consummate the Merger if shareholders owning more than 10% of the shares of Bank Stock issued and outstanding immediately prior to the Effective Time shall have perfected their dissenters’ rights in accordance with the Tennessee Business Corporation Act and the perfected status of said dissenters’ rights shall have continued to the time of Closing.

(k) Payment of Dividends after the Effective Time. Any dividend declared by the Buyer BHC for payment at or after the Effective Time shall be paid as well with respect to those whole shares of Buyer BHC Common Stock being issued to holders of Bank Stock and shall be deposited and paid in accordance with Section 11(g) and Section 11(h).

(l) Expenses. Each party to the Merger shall pay its own expenses in connection with the transactions contemplated by this Agreement. The Bank will not incur expenses related to the Merger (limited to investment banking, fairness opinion, legal, accounting and related professional services fees) (the “Transaction Expenses”) in excess of $650,000.

(m) Closing of Transfer Books. The Purchase Price issued upon the surrender of the Bank Certificates shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Bank Stock and Bank Options theretofore represented by such Bank Certificates and Bank Options and there shall be no further registration of transfers on the stock transfer books of Buyer BHC of the Bank Stock and Bank Options.

3. REPRESENTATIONS AND WARRANTIES OF THE BANK.

Except as disclosed in the disclosure schedule (the “Schedule of Exceptions”) delivered by the Bank to Buyer BHC and Buyer Bank prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 3 or to one or more of the covenants contained in Article 5 or 6, provided, however, that, notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed materially misleading, untrue or incorrect, and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a material adverse effect on the Bank), as an inducement to Buyer BHC and Buyer Bank to enter into this Agreement, the Bank represents and warrants to Buyer BHC and Buyer Bank that:

(a) Corporate Organization, Standing, and Authority of the Bank. The Bank is a Tennessee banking corporation, duly organized and validly existing under the laws of the State of Tennessee, and has all corporate powers and possess all licenses and authorizations necessary to conduct its business as presently conducted (excepting any licenses and authorizations the absence of which would not have a material adverse effect upon the financial condition or operations of the Bank). The Bank is qualified to do business in the State of Tennessee and in all other states where the nature of its operations requires it to be so qualified. The Charter and Bylaws of the Bank will not be amended hereafter, and are complete and correct as of the date hereof. The Bank has the corporate power and authority to execute and deliver this Agreement and has the corporate power and authority to perform its obligations specified and undertaken in this Agreement. The Board of Directors of the Bank, at a lawfully convened meeting, has authorized the execution and delivery of this Agreement and Plan of Reorganization and Bank Merger by the Bank and will, subject to its fiduciary duties, recommend approval of same by the Bank’s shareholders.

(b) Binding Effect of Agreement. This Agreement constitutes the valid and binding obligation of the Bank and is enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, and by legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies which are available only in the discretion of a court).

(c) No Breach. Neither the execution and delivery of this Agreement, assuming shareholder and regulatory approval, nor the consummation of the transactions contemplated hereby will: (i) violate any provision of the Charter or Bylaws of the Bank or of any subsidiary of the Bank; (ii) violate any statute, rule, or regulation to which the Bank is subject, or any judicial or administrative decree, writ, judgment, or order in which the Bank is named or to which it is a party, (iii) violate or cause a default or termination of any rights or any obligations under any contracts or agreements; or (iv) require the consent or approval of any third party other than regulatory authorities and agencies and the shareholders.

(d) Capitalization of the Bank. The authorized capital stock and, subject to the exercise of Bank Options, rights to acquire such capital stock of the Bank consist of the Bank Common Stock, Bank Preferred Stock and Bank Options as defined in the preamble to this Agreement. All of the outstanding Bank Stock is validly issued, fully paid, and nonassessable and has not been issued in violation of any preemptive rights of any shareholder. Except as disclosed in Section 3(d) of the Schedule of Exceptions, the Bank

owns all of the outstanding equity securities of each of its subsidiaries and interests free and clear of any liens, charges, or encumbrances of any nature whatsoever. Other than the Bank Options, a list of which is included in Section 3(d) of the Schedule of Exceptions, as of the date hereof, there are no outstanding securities or other obligations which are exercisable for or convertible into Bank Stock or into any other equity security of the Bank, or any of its subsidiaries, and there are no outstanding options, warrants, rights, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued the Bank Stock or any other equity security of the Bank or any of its subsidiaries.

(e) Financial Statements. The Bank has delivered and, to the extent reference is made to financial statements not yet available or capable of development, will deliver to Buyer BHC and Buyer Bank true and complete copies of: (i) its audited consolidated annual financial statements and related notes thereto, for the years ended December 31, 2014, 2013, and 2012; (ii) its unaudited consolidated financial statements and related notes thereto, for the period ended September 30, 2015; and (iii) its unaudited consolidated financial statements for each of the calendar quarters in 2015 as well as for all quarters ending thereafter prior to the Effective Time. Such financial statements and the notes thereto present fairly, or will present fairly when issued, in all material respects, the consolidated financial position of the Bank at the respective dates thereof, and its consolidated results of operations and consolidated changes in financial position or cash flow, for the periods indicated, in each such case in conformity with accounting principles generally accepted in the United States of America, consistently applied subject in the case of unaudited statements to normal year-end adjustments and full footnote disclosure.

(f) Absence of Changes. Except as described in Section 3(f) of the Schedule of Exceptions or the notes to the financial statements of the Bank described in Section 3(e), since December 31, 2014: (i) the Bank and all of its subsidiaries have continued actively in the conduct of their respective businesses in the ordinary course; (ii) there has been no material adverse change in the consolidated financial condition of the Bank or any of its subsidiaries; (iii) there has been no transfer, sale, pledge or mortgage of any properties or assets of the Bank or any of its subsidiaries except in the ordinary course of business or except as previously authorized in writing by Buyer BHC and Buyer Bank; and (iv) neither the Bank nor any of its subsidiaries has incurred, assumed or guaranteed any borrowing or issued any letters of credit, except in each case in the ordinary course of business.

(g) Regulatory Filings. Except as described in Section 3(g) of the Schedule of Exceptions, as of the date of this Agreement, (i) the Bank has filed and will continue to file all required reports with applicable financial institution regulatory agencies, (ii) the Bank has not received oral or written notification from any regulatory agency that any such required filings were deficient in any material respect as to form or content, and the Bank has no knowledge of the existence of any fact or circumstance which might be expected to cause any regulatory agency to so regard such filings, and (iii) the Bank will promptly notify Buyer BHC and Buyer Bank of any oral or written notification from any regulatory agency that any required filings are deficient in any material respect as to form or content.

(h) Regulatory Compliance. Except as described in Section 3(h) to the Schedule of Exceptions, to the best of the knowledge and belief of the Bank since December 31, 2014, the Bank has been in material compliance with law and the regulations of all appropriate regulatory agencies and no reports, letters, orders or other communications have been received by the Bank from the Federal Deposit Insurance Corporation, the Tennessee Department of Financial Institutions or any other federal or state financial institution regulatory authority, or the designated representatives of any of them, which has questioned or criticized in any material respect compliance with such laws or regulations; and the Bank will take no actions which will cause the Bank not to be in compliance with the laws and regulations of any appropriate regulatory agency. The Bank will promptly notify Buyer BHC and Buyer Bank of any report, letter, order or other communication from any appropriate regulatory agency which questions or criticizes in any material respect compliance with such laws or regulations.

(i) Sole Agreement to Merge or Sell. The Bank, has not been, is not, will not become, or will not be allowed to become, a party to any merger or business combination agreement, letter of intent, agreement of sale, or other agreement obligating the Bank or any of its subsidiaries to sell or authorize the sale or transfer of the Bank Stock, or any of the Bank’s subsidiaries, or to allow the Bank or any of its subsidiaries to merge or consolidate with, or to be acquired in any other manner by, any entity or person other than Buyer BHC and Buyer Bank, except as described in Section 6(k).

(j) Litigation and Claims. Except as specifically described in its financial statements or related notes described in Section 3(e) delivered to Buyer BHC and Buyer Bank or in Section 3(j) of the Schedule of Exceptions: (i) there is no material litigation, proceeding, or governmental investigation pending or, to the knowledge of the Bank threatened against, or relating to, the Bank or any of the Bank’s subsidiaries, or to their material properties or businesses, or to the transactions contemplated by this Agreement, which would have a material impact on, or act to materially inhibit, the transactions contemplated by this Agreement; (ii) there is no reasonable basis for any such material litigation, proceeding or governmental investigation (including, without limitation, violations of federal or state banking, antitrust, environmental or securities laws, RICO laws or probate laws); and (iii) neither the Bank nor any Bank subsidiary or affiliate is a party to, or subject to the provisions of any judicial decree, judgment or order of any governmental agency the performance or enforcement of which would materially adversely affect its business or financial condition or the ability of the Bank to consummate the Merger.

(k) Tax Returns. Except for liabilities with respect to taxes, interest, and penalties thereon, to which reference is made in Section 3(k) of Schedule of Exceptions or in the Bank’s consolidated financial statements and the related notes thereto, described in Section 3(e), the provision for taxes therein is sufficient for the payment of all accrued and unpaid federal, state, county and local taxes of the Bank and its subsidiaries (including any penalties or interest payable in respect of such taxes), whether or not disputed, for the period ended December 31, 2014, and for all taxable years prior thereto, and the Bank has, or will have prior to the Effective Time, fully reserved for all taxes on gains and income of the Bank or its subsidiaries have or will have recognized from the sale of securities and assets occurring after December 31, 2014, and prior to the Effective Time of the Merger. The Bank’s federal income tax returns, its Tennessee franchise and excise tax returns, and all other tax returns required to be filed by the Bank or any Bank subsidiary have been duly filed for all years open for assessment to and including the year ended December 31, 2014, income or loss has been properly reflected therein in all material respects, and all material taxes that have become due and payable have been paid or are reflected as a liability on said financial statements.

(l) Brokers. Except as specified in Section 3(l) of the Schedule of Exceptions, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the officers and directors of the Bank without the intervention of any broker or other person representing the Bank in such manner as to give rise to any valid claim against Buyer BHC and Buyer Bank for a finder’s fee, brokerage commission, or other similar payment.

(m) Stock Records. The stock transfer books and stock ledgers of the Bank are in good order, complete, accurate and up to date, and with all necessary signatures on the assignments of certificates representing shares previously transferred, and set forth all stock and securities issued, transferred and surrendered. Except as described in Section 3(m) of the Schedule of Exceptions, no duplicate certificate has been issued at any time, no transfer has been made without surrender of the proper certificate, duly endorsed, and all certificates so surrendered have been duly canceled.

(n) Contracts. Except as specified in Section 3(n) of the Schedule of Exceptions (and without limiting the foregoing), the Bank is not a party to any oral or written:

(i) License, franchise, agency, advertising, or brokerage agreement;

(ii) Agreement with any labor organization or other collective bargaining unit;

(iii) Agreement for the future purchase of materials, supplies, services, merchandise or equipment involving payments of more than $10,000 over its remaining term (including, without limitation, periods covered by any option to renew by either party);

(iv) Agreement for the purchase, sale, or lease of any real estate;

(v) Agreement for the sale of any of its other assets or the grant of any preferential rights to purchase any of its assets or rights, other than in the ordinary course of business;

(vi) Agreement which contains any provisions requiring the Bank to indemnify any other party thereto, other than as provided in the Bank’s Charter or Bylaws;

(vii) Joint venture agreement or other agreement involving the sharing of profits;

(viii) Agreement which restricts the Bank’s ability to do business in any particular geographic region, in any particular industry, or with any particular customer;

(ix) Agreement providing the Bank the right to use the patents, trademarks, copyrights, know how or the like of others or provide others the right to use such rights of the Bank;

(x) Any employment or consulting contract which is not by its terms terminable at will without penalty;

(xi) Any contract or arrangement for bonuses or incentive compensation, deferred compensation, supplemental retirement payments, or the like;

(xii) Any material plan, contract or arrangement providing for insurance for any officer or employee or member of his family (other than conventional life, health, accident or similar plans available to the Bank’s employees generally).

(xiii) Any other material leases, investments, contracts, and other agreements to which the Bank or any of its subsidiaries are a direct or indirect party and which cannot be terminated upon less than 30 days’ notice.

Each such agreement listed in Section 3(n) of the Schedule of Exceptions is a legal, valid and binding obligation of, and is legally enforceable against, the respective Parties thereto, and there has not occurred an event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder.

(o) Employee Plans.

(i) Section 3(o)(1) of the Schedule of Exceptions sets forth a true and complete list of all employment contracts, all pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, retainer, consulting, bonus, group insurance, incentive, welfare or any other contracts, plans or arrangements providing for employee compensation or benefits (the “Employee Plans”), and all trust agreements related thereto, to which the Bank or any subsidiary is a party or to which it contributes or by which it is bound. The only Employee Plans which would, individually or collectively, constitute an “employee pension benefit plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) are so identified in Section 3(o)(1) of the Schedule of Exceptions and are hereinafter referred to as the “Pension Plans.” No Employee Plan constitutes a “multiemployer plan” as defined in Section 413(f) of ERISA.

(ii) Each Employee Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, (the “Code”) is so qualified and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Requests for determination letters relating to amendments required to cause such Employee Plans to be in compliance with the federal tax law were timely filed and have been received or are currently pending.

(iii) Each Employee Plan has been maintained in substantial compliance with the requirements prescribed by all statutes, orders, rules and regulations including, but not limited to, ERISA and the Code, which are applicable to such Employee Plans. No “accumulated funding deficiency” within the meaning of ERISA has been incurred with respect to any pension plan, whether or not waived. No “reportable event” [as described in Section 4043(b) of ERISA] has occurred with respect to any Employee Plan. No Employee Plan or any trust created thereunder, nor any trustee or administrator thereof, has engaged in a “prohibited transaction,” as such term is defined in Section 4975 of the Code, which could subject such Employee Plans or any of them, any such trust or any such trustee or administrator thereof, or any party dealing with such employee benefit plans or any such trust, trustee or administrator to any material tax liability or penalty on prohibited transactions imposed by such Section 4975. As of December 31, 2012, the fair market value of the assets of any Pension Plan which is subject to Title IV of ERISA (excluding for these purposes any accrued but unpaid contributions) exceeded the present value of all benefits accrued under any such Employee Plan, determined on a termination basis using the assumptions established by the Pension Benefit Guaranty Corporation as in effect on such date. The Bank has not incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any Employee Plan covered or previously covered by Title IV of ERISA.

(iv) Except as set forth in Section 3(o)(4) of the Schedule of Exceptions, there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under any Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of expense incurred with respect thereto for the twelve-month period ended December 31, 2014.

(p) Franchises, Patents, Trademarks, and Other Rights. The Bank has all licenses and all other material franchises, permits, licenses, patents, trademarks, and other authority as are necessary to enable it to conduct its businesses as now being conducted and as proposed to be conducted, and they are not in default under any of such franchises, permits, licenses or other authority.

(q) Contracts of the Bank in Full Force. All contracts to which the Bank or any subsidiary is a party and which are in the aggregate material to the operations or business of any of them, are in full force and effect; are not subject to defenses arising from improper performance thereof; and neither the Bank nor any other subsidiary is in default thereunder.

(r) Environmental Matters. Except as set forth in Section 3(r) of the Schedule of Exceptions:

(i) neither the Bank nor any affiliate of the Bank is using or has used any real property owned or leased by or, to the best knowledge of the Bank, pledged to the Bank as collateral on any loan (the “Real Property”) nor is such Real Property used for the handling, treatment, storage or disposal of any Hazardous Substance (as hereinafter defined), and the Real Property is free from all contamination of any Hazardous Substance;

(ii) no release, discharge, spillage or disposal of any Hazardous Substance and no soil or water contamination by any Hazardous Substance has occurred or is occurring in or on the Real Property;

(iii) the Bank has complied with all known reporting requirements under any applicable federal, state or local environmental laws and permits, and so far as the Bank knows, there are no existing violations by the Bank, and to the best knowledge of the Bank, there are no existing violations on property pledged as collateral to the Bank of any such environmental law or permits;

(iv) there are no claims, actions, suits, proceedings or investigations related to the presence, release, discharge, spillage or disposal of any Hazardous Substance or contamination of soil or water by any Hazardous Substance pending or threatened with respect to the Real Property or otherwise against the Bank and to the best knowledge of the Bank, against the owner of any property pledged as collateral to the Bank in any court or before any state, federal or other governmental agency or private arbitration tribunal, and there is no basis for any such claim, action, suit, proceeding or investigation;

(v) there are no underground storage tanks on the Real Property.

For the purpose of this Agreement, “Hazardous Substance” shall mean any hazardous or toxic substance or wastes as those terms are defined by any applicable federal or state law or regulation including, without limitation, the Comprehensive Environmental Recovery Compensation and Liability Act, 42 U.S.C. 9601 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. 9601 et seq., and petroleum, petroleum products, and oil.

(s) Certain Interests. Except in arm’s length transactions pursuant to standard commercial terms and conditions or as set forth in Section 3(s) of the Schedule of Exceptions, no officer or director of the Bank has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Bank. Except for the normal rights of a shareholder of the Bank, no such person is indebted to the Bank except for normal business advances; the Bank is not indebted to any such person except for amounts due under normal salary or reimbursement of ordinary business expenses or with respect to ordinary banking business (such as deposits).

(t) Personal Property. Except as disclosed on Section 3(t) of the Schedule of Exceptions, the Bank has good, valid, and marketable title to all equipment, machinery, and personal property used in its business. Such personal property is in good operating condition and repair and is suitable and adequate for the uses for which it is intended or is being used.

(u) Real Property. Section 3(u) of the Schedule of Exceptions lists and sets forth all real property in which the Bank possesses an ownership interest (other than as a creditor on collateral pledged to secure a loan made by the Bank) and lists and describes all real property leased by the Bank from others, and sets forth the owners of such properties. Except as disclosed on such Schedules:

(i) Owned Property. The Bank has title in fee simple in each property listed in Section 3(u) of the Schedule of Exceptions free and clear of any defect or encumbrance, except (i) liens imposed by law and incurred in the ordinary course of business which in the aggregate do not exceed and will not exceed $5,000; and (ii) minor easements, defects and exceptions none of which individually, or in the aggregate, materially interferes with the use of such properties for the purposes for which they are held.

(ii) Leased Property. The Bank has valid and binding leases in each property listed and (a) the Bank is current with respect to all payments due under such leases; (b) the Bank has complied in all material respect with its obligations under such leases; and (c) there are no defaults under any such leases that remain uncured and no condition exists which, with the lapse of time or giving of notice, or both, would give rise to a default under any such leases.

(iii) Status of Real Property. The Bank is entitled to use all of the real property listed in Section 3(u) of the Schedule of Exceptions for the purposes for which it is now being used by the Bank without violation of any building code, zoning, or other ordinance. The buildings, structures, fixtures and improvements on each parcel of such real property lie entirely within the boundaries of such parcel of such real property as specified in the legal description set forth in such lists, and no structures of any kind encroach on such real property. The Bank has not received any notice (oral or written) from any insurance carrier in relation to such real property which could have an adverse effect on the insurance coverage or premiums relating to such real property or improvements thereon.

(iv) Condemnation. No portion of the real property listed in Section 3(u) of the Schedule of Exceptions, or any building, structure, fixture, or improvement thereon, is the subject of, or affected by, any condemnation, taking, eminent domain or inverse condemnation proceeding currently instituted or pending, and the Bank has no knowledge that any of the foregoing are, or will be, the subject of, or affected by, any such proceeding.

(v) Access to Utilities. The Bank has not experienced any restriction in access to and from public roads and to all utilities, including water, sewer, gas,

electric, telephone, drainage and other utilities used by the Bank in the operation of the business as presently conducted and there is no pending or, to the best of the Bank’s knowledge, threatened governmental action which would prohibit or interfere with such access, and, to the best of the Bank’s knowledge, no fact or condition exists which, with the mere running of time, the giving of notice, or both, would result in the termination, reduction or impairment of the furnishing of service to the real property of water, sewer, gas, electric, telephone, drainage, and other such utility services.

(v) Loan Portfolio.

(i) Except for matters disclosed in a classified loan list provided to Buyer BHC and Buyer Bank, neither the Bank, nor its subsidiaries are a party to any written or oral (i) loan agreement, note, or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees, and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of September 30, 2015, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) as of September 30, 2015, Loans with any director, executive officer, or five percent (5%) or greater shareholder of the Bank, or its subsidiaries, or any person, corporation or enterprise controlling, controlled by, or under common control with any of the foregoing. Section 3(v) of the Schedule of Exceptions sets forth (i) all of the Loans that, as of September 30, 2015, were classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Impaired” within the meaning of ASC 310, “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans that, as of September 30, 2015, were (or should properly have been) classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Bank, or its subsidiaries that, as of September 30, 2015, was (or should properly have been) classified as “Other Real Estate Owned” and the book value thereof.

(ii) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) to the knowledge of the Bank is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(w) No Violations of Related Party Laws. The Bank is not in violation of any Related Party Laws. As used in this Agreement, the term “Related Party Laws” means Section 23A and 23B of the Federal Reserve Act, and Regulation O and Regulation W as promulgated by the Federal Reserve Board, the National Banking Act, the Tennessee Banking Act, or any other comparable law, rule or regulation.

(x) Interest Rate Risk Management Instruments. Except as would not be reasonably likely to have, either individually or in the aggregate, a material adverse effect on the Bank, (a) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of the Bank, or for the account of a customer of the Bank, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any regulatory authority and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations of the Bank enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect; (b) the Bank has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued; and (c) there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(y) Insurance. The Bank has in effect insurance coverage with reputable insurers or is self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by banks and their subsidiaries comparable in size and operations to the Bank and its subsidiaries.

(z) Reorganization. As of the date of this Agreement, the Bank is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(aa) Expenses. The Bank will properly accrue all expenses prior to the Closing Date in accordance with accounting principles generally accepted in the United States.

(bb) Effective Dates of Warranties, Representations, and Covenants. Each warranty, representation, and covenant of the Bank set forth in this Agreement shall be deemed to be made on the date hereof and at the Effective Time. All of the Schedules of Exceptions hereto will be updated as necessary to make them true and correct, in all material respects as of the Effective Time.

(cc) Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Bank included in the Bank’s reports of condition and income and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2015, Bank has not incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or could be expected to have, a Material Adverse Effect (as that term is defined in Section 12(m)) on Bank.

(dd) State Takeover Laws. The Board of Directors has approved the transactions contemplated by this Agreement for purposes of Sections 48-103-101 through 48-103-505 of the TBCA, if applicable to a party, such that the provisions of such sections of the TBCA will not apply to this Agreement or any of the transactions contemplated hereby or thereby.

4. REPRESENTATIONS AND WARRANTIES OF BUYER BHC AND BUYER BANK.

As an inducement to the Bank to enter into this Agreement, Buyer BHC and Buyer Bank hereby make the same representations and warranties to Bank about Buyer BHC and Buyer Bank as Bank made to Buyer BHC and Buyer Bank in Section 3 about Bank, except for Sections (i) and (n) and except that Buyer BHC is a Tennessee corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. All references to Schedule of Exceptions required in this Section 4 to disclose exceptions to the representations and warranties, similar to the manner used in Section 3, shall refer to the same Section numbers as in Section 3 except with a designation of “4(    ).”

5. MUTUAL COVENANTS.

(a) Consents and Approvals. Buyer BHC and Buyer Bank covenant with the Bank, and the Bank covenants with Buyer BHC and Buyer Bank, that prior to the Effective Time they will take such steps or cause such steps to be taken as may be reasonably necessary, and use their respective best efforts to obtain any consents, approvals, permits, or authorizations which are required to be obtained in order to complete the Merger under any applicable federal or state laws or regulations, or otherwise, and they each will perform such other acts and execute and deliver such other documents necessary to consummate the Merger as contemplated under this Agreement at the earliest practicable time and without any unnecessary delay; provided, however, that the obligation to use best efforts, whether in regard to this Section 5(a) or any other Section of this Agreement, shall not require any party to engage in any conduct which, in its, his or her reasonable judgment or in the reasonable judgment of its, his or her legal counsel, may be in violation of any applicable law, regulation, rule or regulatory guideline, or of any material contract, indenture or lease to which such party may be obligated; and provided further, that the obligations of any of the parties to use their respective best efforts shall not require such party to accept or agree to the imposition of any term or condition as a condition precedent to obtaining such required consents, approvals, permits or authorizations if such party shall reasonably deem such requirement, term or condition to be unsatisfactory or unreasonable. Buyer BHC and Buyer Bank will prepare and make, and the other parties will cooperate in the making of, all regulatory and other filings required to be made to effect the Merger. Provided, however, that nothing contained in this Agreement shall be deemed to require any party to waive any condition to its obligation to consummate the Merger.

(b) Confidentiality. All parties covenant with each other that, prior to the Effective Time, because of the confidential nature of the negotiations surrounding the Merger, without first obtaining the written consent of the others, there will be no public disclosure as to the terms and conditions of this Agreement, or the transactions reflected herein, except for such public announcements as may be jointly approved by them, such disclosures as may be required incidental to obtaining the prior approval of any regulatory agency or official or third person to the consummation of the transactions described herein, and such disclosures as may be required in order to comply with applicable federal and state laws and regulations and the orders of courts of competent jurisdiction. Except for such disclosures as counsel for the Bank or Buyer BHC and Buyer Bank deem necessary to comply with applicable federal and state securities laws, if any, all matters pertaining to the parties, their investments and operations, agreements with regulators, employees, loans, earnings and operating ratios or similar information will be held and maintained in the strictest confidence. It is intended that this Section 5(b) will continue in effect regardless of whether the Merger is consummated.

(c) Investigation; Access to Records. Buyer BHC and Buyer Bank shall have the right to conduct any reasonable investigation of the business, records or properties of the Bank and its subsidiaries’ financial and legal condition as Buyer BHC and Buyer Bank may deem necessary or advisable to familiarize itself and its advisers with such business, properties, and other matters. Bank shall have the right to conduct any reasonable investigation of the business, records or properties of the Buyer BHC and Buyer Bank and their subsidiaries’ financial and legal condition as Bank may deem necessary or advisable to familiarize itself and its advisers with such business, properties, and other matters. Any such investigation shall be conducted so as not to interfere with the business of the party being investigated. Buyer BHC and Buyer Bank and Bank shall, and shall use their best efforts to cause their accountants, counsel, and other representatives to maintain the confidentiality of all information furnished to them by the Bank and Buyer BHC and Buyer Bank hereto concerning their business, operations, and financial condition, and shall not use such information for any purpose except as necessary to effect the transactions contemplated by this Agreement. If this Agreement should be terminated prior to the Effective Time, Buyer BHC and Buyer Bank and the Bank shall, upon request, promptly return all documents, work papers and other materials (including copies made thereof) received from the other party or their representatives in connection with this Agreement or the transactions contemplated herein, and will return or destroy any such materials containing any confidential information supplied in connection therewith, and Buyer BHC and Buyer Bank and the Bank will maintain the confidentiality of all information delivered in connection with such transactions except for any such information that is readily ascertainable from public or published information or trade sources.

6. COVENANTS OF THE BANK.

The Bank covenants that, prior to the Effective Time, or the termination of this Agreement, whichever occurs first, except as Buyer BHC and Buyer Bank may otherwise consent in writing:

(a) Financial Covenants. The Bank will meet the following financial covenants (“Financial Covenants”):

(i) The total shareholders’ equity of the Bank shall be no less than 97% of the amount reflected on the Bank’s September 30, 2015, financial statements (excluding any decrease in the Bank’s accumulated other comprehensive income (AOCI) and expenses related to the Merger of $650,000 or less).

(ii) The Tier 1 Leverage Ratio of the Bank shall be no less than 97% of the amount reflected on the Bank’s September 30, 2015, financial statements.

(iii) The loan and lease loss allowance of the Bank shall be no less than 97% of the amount reflected on the Bank’s September 30, 2015, financial statements.

(iv) The Bank will not incur expenses related to the Merger (including but not limited to investment banking, fairness opinion, legal, accounting, and related fees and expenses) in excess of $650,000.

(v) No additional accrual will be required for any liabilities resulting from outstanding deferred compensation agreements as determined by Buyer BHC’s outside accountants.

(b) Charter and Bylaws. The Bank will not change, alter, amend or vote to amend its Charter or Bylaws or any of its subsidiaries’ corresponding chartering documents or bylaws.

(c) Notice of Actual or Threatened Breach. The Bank will promptly give written notice to Buyer BHC and Buyer Bank upon becoming aware of any pending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants made by the Bank to Buyer BHC and Buyer Bank in this Agreement, or which would materially alter or threaten consummation of the transactions contemplated herein, and will use their reasonable best efforts to prevent or to promptly remedy the same. The Bank will promptly give written notice to Buyer BHC and Buyer Bank upon becoming aware of any breach by Buyer BHC and Buyer Bank of any of its representations, warranties or covenants in this Agreement, which notice shall specify the facts constituting such breach.

(d) No Capital Changes. The Bank or any of its subsidiaries will not make any change in their authorized capital stock; issue, sell, purchase, or retire any of their capital stock; grant any option, warrant, call, or any other right to purchase or to convert any obligation into any of their capital stock; issue or sell or agree to issue or sell any other equity security or issue or sell any debt security other than: the issuance of Bank Common Stock upon the exercise of currently outstanding Bank Options, the taking of deposits and/or sale of deposit instruments, the purchase or sale of federal funds, the sale of securities under agreements to repurchase, and the sale of similar debt instruments, in each case only in the ordinary course of business.

(e) No Distributions. Prior to the Effective Time, the Bank will not declare or pay any dividend, or authorize or make any redemption or make or declare any other distribution of the Bank’s assets.

(f) Ordinary Course of Business. Except as may otherwise be required by regulatory authorities or by law, or requested and approved in writing by Buyer BHC and Buyer Bank, the Bank and its subsidiaries will carry on their respective businesses in, and only in, the usual, regular and ordinary course, and in substantially the same manner as heretofore conducted and, to the extent consistent with such businesses and with past practice, they will use their reasonable efforts to preserve intact the present business organizations of the Bank and its subsidiaries, keep available the services of the Bank’s and its subsidiaries’ present officers and employees, and preserve the Bank’s and its subsidiaries’ relationships with customers, depositors, creditors, correspondents, suppliers and others having business dealings with the Bank and/or its subsidiaries; provided, however, that this Section shall not require the Bank or any of its subsidiaries to offer special incentives to officers, employees, customers, depositors, creditors, correspondents, suppliers and others.

(g) Employee Compensation. Except as described in Article 8, the Bank and the Bank’s subsidiaries will not enter into, agree to or amend any employment contract or bonus, stock option, ESOP, profit-sharing, Pension Plan, Employee Plan, retirement, incentive or other similar arrangement, except as may be required by law or as consented to by Buyer BHC and Buyer Bank in writing.

(h) Governmental or Regulatory Filings. True and correct copies of all reports filed by the Bank from the date hereof through the Effective Time with any applicable governmental or regulatory agencies shall be delivered or transmitted to Buyer BHC and Buyer Bank contemporaneously with the filing thereof with, or transmittal for filing to, the appropriate governmental or regulatory agency.

(i) Discharge of Debt. The Bank shall not pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (i) liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Bank, or (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of such financial statements.

(j) Tax Treatment. The Bank shall not take any action that (without giving effect to any action taken or agreed to be taken by Buyer BHC and Buyer Bank under this Agreement) would prevent Buyer BHC and Buyer Bank from accounting for the business combination to be effected by the Merger as a “reorganization” under Section 368(a) of the Code.

(k) Acquisition Proposals.

(i) The Bank and its subsidiaries and each of their respective affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by the Bank or any of its subsidiaries) shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, as defined below. From the date of this Agreement through the Effective Time, the Bank shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its or its subsidiaries’ directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (x) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (y) participate in any discussions or negotiations regarding any Acquisition Proposal or (z) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal. Any violation of the foregoing restrictions by any representative of the Bank, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of such party or otherwise, shall be deemed to be a breach of this Agreement by the Bank.

(ii) (x) Notwithstanding the foregoing and subject to compliance with the other terms of this Section, the Board of Directors of the Bank shall be permitted, prior to its meeting of shareholders to be held pursuant to Section 6(b), to engage in discussions and negotiations with, or provide any nonpublic information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by such person made after the date of this Agreement which its Board of Directors concludes in good faith constitutes or is reasonably likely to result in a Superior Proposal, as defined below, if and only to the extent that the Board of Directors of the Bank reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties under applicable law and only after first entering into a confidentiality or nondisclosure agreement having provisions that are no less restrictive to such person than those contained in the nondisclosure agreement between the parties.

(y) The Bank shall notify Buyer BHC promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Bank or any of its subsidiaries by any person that informs the Bank or any of its subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). The Bank shall also promptly, and in any event within 24 hours, notify Buyer BHC, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section and keep Buyer BHC informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(iii) The Bank agrees that it will not, and will not allow its subsidiaries, and its and their officers, directors, agents, representatives and advisors to, release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any Acquisition Proposal.

(iv) Subject to Section 10(e)(ii), nothing in this Section 6(k) shall (x) permit the Bank to terminate this Agreement or (y) affect any other obligation of the Bank under this Agreement. Unless this Agreement has been terminated, the Bank shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(v) For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of the Bank or any of its subsidiaries, (x) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of the Bank or its subsidiaries, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of the voting power of the Bank, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Bank or any of its subsidiaries, in each case other than the transactions contemplated by this Agreement.

(vi) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal which the Board of Directors of the Bank concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the shareholders of the Bank from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in this Section except that the reference to “10% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving the Bank.

7. COVENANTS OF BUYER BHC AND BUYER BANK.

Buyer BHC and Buyer Bank hereby covenant with the Bank as follows:

(a) Notice of Actual or Threatened Breach. Buyer BHC and Buyer Bank will promptly give written notice to the Bank upon becoming aware of any pending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants made by Buyer BHC and Buyer Bank in this Agreement, or which would threaten consummation of the transactions contemplated herein and will use its respective reasonable best efforts to prevent or promptly remedy the same. Buyer BHC and Buyer Bank will promptly give written notice to the Bank upon becoming aware of any breach by the Bank, Buyer BHC, or Buyer Bank of their representations, warranties or covenants in this Agreement, which notice shall specify the facts constituting such breach.

(b) Employee Benefits. Commencing as soon as practicable following the Effective Time, Bank employees shall participate in any employee benefit plan or program maintained or hereafter established by Buyer BHC and Buyer Bank for its employees generally on the same terms and conditions as applicable to similarly situated Buyer BHC and Buyer Bank employees. In determining service for purposes of eligibility to participate and vesting under any Buyer BHC or Buyer Bank plan, the service of former Bank employees with the Bank before the Effective Time shall be treated as service with Buyer BHC or Buyer Bank to the same extent as if the former Bank employee had been employed by Buyer BHC or Buyer Bank. The foregoing sentence shall not be interpreted to provide Bank employees with any accrued benefits under any Buyer BHC or Buyer Bank employee benefit plan.

(c) Directors’ and Officers’ Insurance. Buyer BHC shall cause the individuals serving as officers and directors of the Bank or any entity specified in the Bank Disclosure Schedule immediately prior to the Effective Time to be covered for a period of five (5) years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors’ and officers’ liability insurance policy maintained by the Bank (provided that Buyer BHC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

(d) Tax Treatment. Neither Buyer BHC nor Buyer Bank shall take any action that (without giving effect to any action taken or agreed to be taken by the Bank under this Agreement) would prevent the business combination to be effected by the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

(e) Stock Quotation or Listing. Buyer BHC shall cause the shares of Buyer BHC Common Stock to be issued in connection with the Merger to be qualified for quotation or listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

(f) Appointment of Bank Director to Buyer BHC’s and Buyer Bank’s Boards of Directors. At or promptly following the Effective Time, Buyer BHC and Buyer Bank shall take all requisite action to elect Anil Patel, M.D., or if he is unable to serve, another member of the Bank’s Board of Directors as of the date hereof designated by Buyer BHC after consultation with the Bank, to Buyer BHC’s and Buyer Bank’s Boards of Directors.

8. CONDITIONS PRECEDENT TO BUYER BHC AND BUYER BANK’S OBLIGATIONS TO CONSUMMATE THE MERGER.

Unless waived by Buyer BHC and Buyer Bank in writing, the obligations of Buyer BHC and Buyer Bank to consummate the Merger shall be subject to the prior satisfaction of the following conditions:

(a) Representations and Warranties True. The representations and warranties of the Bank set forth in Section 3(d) and Section 3(l) (in each case after giving effect to the lead-in to Section 3) shall be true and correct (other than such failures to be true and correct as are de minimis) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specified date) as of the Closing Date as though made on and as of the Closing Date; the representations and warranties of the Bank set forth in Section 3(a) and Section 3(b) (in each case after giving effect to the lead-in to Section 3), shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specified date) as of the Closing Date as though made on and as of the Closing Date; and all other representations and warranties of the Bank set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Section 3) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specified date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Bank or the Surviving Bank.

(b) Covenants Observed. The covenants set forth herein to be performed by the Bank, prior to the Effective Time shall have been complied with and performed in all material respects.

(c) Corporate Action. The Board of Directors and the shareholders of the Bank shall have taken all corporate and/or other action necessary to be taken by them to approve and consummate the Merger, and shall have furnished Buyer BHC and Buyer Bank with certified copies of resolutions duly adopted by the Bank’s Boards of Directors and the Bank’s shareholders evidencing the same in substantially the form attached as Appendix B.

(d) Opinion of Bank Counsel. The Bank shall have delivered to Buyer BHC and Buyer Bank, dated as of the Closing Date, an opinion of legal counsel, in form and substance similar to Appendix C and reasonably satisfactory to Buyer BHC and Buyer Bank.

(e) Change in Control Agreements. The Bank shall have delivered to Buyer BHC and Buyer Bank, dated as of the Closing Date, a Change in Control Agreement in form and substance similar to Appendix D, and reasonably satisfactory to Buyer BHC and Buyer Bank, executed by the individuals listed on Confidential Schedule 8(e).

(f) Lock-up Agreements. The Bank shall have delivered to Buyer BHC and Buyer Bank, dated as of the Closing Date, a Lock-up Agreement in form and substance similar to Appendix E, and reasonably satisfactory to Buyer BHC and Buyer Bank, executed by the individuals listed on Confidential Schedule 8(f).

(g) Governmental Approvals. All necessary approvals and authorizations by, filing and registrations with, and notifications to, all federal and state authorities required for the consummation of the Merger and the prevention of the termination of any licenses, permits or authorizations of the Bank, or its subsidiaries, the termination of which would materially impair the conduct of their business, shall have been duly obtained or made and shall not have been canceled or rescinded and all required waiting periods shall have expired. Such approvals shall include approval and analysis of all parties’ compliance with various banking laws including Community Reinvestment Act and insider transaction rules, and with other federal laws concerning anti-trust.

(h) Absence of Certain Changes or Events.

(i) Since September 30, 2015, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Bank.

(ii) Since September 30, 2015, through and including the date of this Agreement, Bank and its subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

(i) Form S-4 Effective. The Form S-4 (as defined in Section 11(a)) shall have become effective under the Securities Act of 1933, as amended (“Securities Act”) and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(j) No Injunction or Other Legal Proscription. No injunction, restraining order, stop order, bankruptcy proceeding, receivership, or other order or action of any federal or state court or agency in the United States which specifically and materially enjoins or otherwise prevents the consummation of the Merger in the opinion of Buyer BHC and Buyer Bank shall be in effect, and no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or government agency which makes unlawful the consummation of the Merger.

(k) Confirmation of Representations. Buyer BHC and Buyer Bank shall have been allowed to assess the owned Real Property for purposes of confirming title to the Bank in the form of title opinions or policies and confirming the environmental hazards that might be present on any Real Property owned or leased by the Bank or used as collateral for any Loans from the Bank, including obtaining any Phase I or II surveys on such real property. The costs of any such confirmations shall be borne by Buyer BHC and Buyer Bank.

(l) Bank Financial Covenant. The Bank shall meet the Bank Financial Covenant as defined in Section 6(a) above, immediately prior to the Effective Time. In the event the Bank does not meet the Bank Financial Covenant, Buyer BHC shall have the opportunity to adjust the Purchase Price, and Bank shall have the right to terminate the Agreement pursuant to Section 10(b).

(m) Timely Completion. The Effective Time must occur on or before the date specified in Section 10(d), subject to any regulatory or court imposed delay outside the control of the parties.

(n) Opinion of Financial Advisor. Buyer BHC has received the opinion of its financial advisor, dated the date of this Agreement, to the effect that the Exchange Ratio is fair, from a financial point of view, to Buyer BHC’s shareholders.

9. CONDITIONS PRECEDENT TO THE BANK’S OBLIGATION TO CONSUMMATE THE MERGER.

Unless waived by the Bank, the obligations of the Bank to consummate the Merger shall be subject to prior satisfaction of the following conditions:

(a) Representations and Warranties True. The representations and warranties of Buyer BHC and Buyer Bank set forth in Section 4(d) and Section 4(l) (in each case after giving effect to the lead-in to Section 4) shall be true and correct (other than such failures to be true and correct as are de minimis) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specified date) as of the Closing Date as though made on and as of the Closing Date; the representations and warranties of Buyer BHC and Buyer Bank set forth in Section 4(a) and Section 4(b) (in each case after giving effect to the lead-in to Section 4), shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specified date) as of the Closing Date as though made on and as of the Closing Date; and all other representations and warranties of Buyer BHC and Buyer Bank set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Section 4) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specified date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Buyer BHC or Buyer Bank.

(b) Covenants Observed. The covenants set forth herein to be performed by Buyer BHC and Buyer Bank prior to the Effective Time shall have been complied with and performed in all material respects.

(c) Corporate Action. The Boards of Directors of Buyer BHC and Buyer Bank and the shareholder of Buyer Bank shall have taken all corporate action necessary to be taken by them to approve the Merger and authorize this Agreement, and Buyer BHC and Buyer Bank shall have furnished the Bank with certified copies of resolutions duly adopted by the Boards of Directors of Buyer BHC and Buyer Bank and the shareholder of Buyer Bank evidencing the same in substantially the form attached as Appendix B.

(d) Government Approvals. All necessary approvals and authorizations by, filing and registrations with, and notifications to, all federal and state authorities required for the consummation of the Merger and the prevention of the termination of any licenses, permits or authorizations of Buyer BHC and Buyer Bank, the termination of which would materially impair the conduct of their business, shall have been duly obtained or made and shall not have been canceled or rescinded and all required waiting periods shall have expired. Such approvals shall include approval and analysis of all parties’ compliance with various banking laws including Community Reinvestment Act and insider transaction rules, and with other federal laws concerning anti-trust.

(e) Absence of Certain Changes or Events.

(i) Since September 30, 2015, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer BHC and/or Buyer Bank.

(ii) Since September 30, 2015, through and including the date of this Agreement, Buyer BHC and/or Buyer Bank and their respective subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

(f) Opinion of Financial Advisor. Bank has received the opinion of its financial advisor, dated the date of this Agreement, to the effect that the Exchange Ratio is fair, from a financial point of view, to the Bank’s shareholders.

(g) Deposit of Merger Consideration. Buyer BHC has deposited the Purchase Price with the Exchange Agent as specified in Section 11(g).

(h) No Injunction or Other Legal Proscription. No injunction, restraining order, stop order, bankruptcy proceeding, receivership, or other order or action of any federal or state court or agency in the United States which specifically and materially enjoins or otherwise prevents the consummation of the Merger in the opinion of the Bank shall be in effect, and no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or government agency which makes unlawful the consummation of the Merger.

(i) Form S-4 Effective. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(j) Opinion of Buyer BHC and Buyer Bank Counsel. The Buyer BHC and Buyer Bank shall have delivered to Bank, dated as of the Closing Date, an opinion of legal counsel, in form and substance similar to Appendix F and reasonably satisfactory to Bank.

(k) Federal Tax Opinion. The Bank shall have received the opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., in form and substance reasonably satisfactory to Bank and its counsel, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each such opinion which are consistent with the state of facts existing at the Effective Time:

(i) The Merger will constitute a reorganization under Section 368(a) of the Code, and Buyer BHC, Buyer Bank, and Bank will each be a party to the reorganization;

(ii) No gain or loss will be recognized by Buyer BHC, Buyer Bank, or Bank as a result of the Merger; and

(iii) No gain or loss will be recognized by shareholders of Bank who exchange their Bank Common Stock for the Merger Consideration pursuant to the Merger (except with respect to the Cash Consideration and cash received in lieu of a fractional share interest in Buyer BHC Common Stock).

In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Buyer BHC, Buyer Bank, Bank and others.

(l) Timely Completion. The Effective Time must occur on or before the date specified in Section 10(d), subject to any regulatory or court imposed delay outside the control of the parties.

10. ABANDONMENT OF MERGER; IMPOSSIBILITY OF PERFORMANCE; BREACH; TERMINATION.

(a) Abandonment. Anything herein to the contrary notwithstanding, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, by mutual agreement of the Boards of Directors of the Bank and Buyer BHC and Buyer Bank. Upon such abandonment, all obligations of the parties hereunder shall terminate, except those set forth in Section 5(b) and in the last two sentences of Section 5(c), and each party shall bear its own expenses in connection with the Merger except as otherwise may be expressly provided herein.

(b) Impossibility of Performance. If the Merger is not consummated due to failure to obtain regulatory approval, or any other event or condition rendering performance of the Merger impossible, which arises or exists without the fault of any party, then this Agreement shall terminate, except that the following provisions shall survive any such termination: those set forth in Section 5(b), in the last two sentences of Section 5(c) and in Section 10(c), and each party shall bear its own expenses except as otherwise may be expressly provided herein.

(c) Breach. In the event of a material breach of any representation, warranty, agreement or covenant contained in this Agreement by a party, the other party or parties, shall, if the breaching party fails to correct same promptly after receipt of written notice thereof, and if such other party or parties, if appropriate, is not itself in material breach of any representation, warranty, agreement or covenant contained in this Agreement, be entitled to terminate this Agreement (which termination shall have the effect provided in Section 10(b) with respect to a termination under that Section); provided, however, that, notwithstanding the foregoing, no party shall have the right to terminate this Agreement pursuant to this Section 10(c) unless (i) the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 8(b) (in the case of a breach of a representation or warranty by the Bank) or Section 9(b) (in the case of a breach of a representation or warranty by Buyer BHC or Buyer Bank) or (ii) the breach of agreement or covenant, together with all other such breaches, would entitle the party entitled to the benefit of such agreement or covenant not to consummate the transactions contemplated hereby under Section 8(a) (in the case of a breach of agreement or covenant by the Bank) or Section 9(a) (in the case of a breach of agreement or covenant by Buyer BHC or Buyer Bank). If any party willfully causes a material breach of any representation, warranty, covenant or agreement hereunder and fails promptly to correct same as soon as reasonably practicable after receipt of written notice thereof, such party shall pay the other party’s or parties’ expenses arising from the negotiation and preparation of, or preparation for, filings and solicitations with respect to, this Agreement, including accounting fees, legal fees, filing fees, travel expenses, investment banking fees, together with other damages recoverable at law or in equity.

(d) Termination. If the Merger shall not have been consummated on or before June 30, 2016, or such later date caused by regulatory, including the SEC, or court delays outside of the control of the parties or as may be agreed upon in writing by the parties, any party may, if it is not itself in breach of a representation, warranty, covenant or agreement hereunder, and if any condition to the obligation of a party to consummate the Merger is impossible to be satisfied by such date or such other date as may be agreed upon by the parties, terminate this Agreement (except those surviving provisions referred to in Section 10(b)) upon written notice to the other parties. In no event shall a party or person be entitled to the remedies provided in Section 10(c), whether termination is made pursuant to Section 10(b), 10(c), or 10(d) or otherwise, if such party or person was, at the time of termination, in material breach of any of its covenants or agreements herein.

(e) Acquisition Proposal Related to Bank.

(i) Buyer BHC may terminate this Agreement (except those surviving provisions referred to in Section 10(b)) on behalf of itself and Buyer Bank upon written notice to the Bank, if the Board of Directors of the Bank has authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose any Acquisition Proposal, as defined above in Section 6(k), with any person other than Buyer BHC or Buyer Bank.

(ii) The Bank may terminate this Agreement (except those surviving provisions referred to in Section 10(b)) at any time prior to the approval of this Agreement by the shareholders of the Bank for the purpose of entering into a definitive agreement with respect to a Superior Proposal, provided that the Bank is not in material breach of any of its obligations under Section 6(k) of this Agreement.

(f) Termination Fee.

(i) Buyer BHC may request that the Bank shall pay Buyer BHC, by wire transfer of immediately available funds, the sum of $1,250,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(x) if Buyer BHC shall terminate this Agreement pursuant to Section 10(e), then the Bank shall pay the Termination Fee on the business day following such termination;

(y) if (A) either party shall terminate this Agreement pursuant to Section 10(d) because the required Bank shareholder approval shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the Bank Shareholders Meeting a bona fide Acquisition Transaction, as defined below, shall have been publicly announced or otherwise communicated to the Board of Directors of the Bank (a “Public Proposal”) that has not been withdrawn prior to such date, then the Bank shall pay one-third of the Termination Fee on the business day following such termination; and if (C) within twelve (12) months of the date of such termination of this Agreement, the Bank or any of its subsidiaries enters into any definitive Agreement with respect to, or consummates, any Acquisition Transaction, then the Bank shall pay the remaining two-thirds of the Termination Fee on the date of such execution or consummation; or

(z) if (A) either party shall terminate this Agreement pursuant to Section 10(d) or Buyer BHC shall terminate this Agreement pursuant to Section 10(c), (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal with respect to the Bank that has not been withdrawn prior to such termination, and (C) following the occurrence of such Public Proposal, the Bank shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement, then the Bank shall pay one-third of the Termination Fee on the business day following such termination; and (D) if within twelve (12) months of the date of such termination of this Agreement, the Bank or any of its subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Transaction, then the Bank shall pay the remaining two-thirds of the Termination Fee upon the date of such execution or consummation.

(ii) If the Bank fails to pay all amounts due to Buyer BHC under this Section on the dates specified, then the Bank shall pay all costs and expenses (including legal fees and expenses) incurred by Buyer BHC in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Buyer BHC.

(iii) The parties acknowledge that the agreements contained in this Section are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not have entered into this Agreement.

(iv) For purposes of this Agreement, the term “Acquisition Transaction” shall mean (i) the direct or indirect acquisition, purchase or assumption of all or a substantial portion of the assets or deposits of the Bank, (ii) the acquisition by any person of direct or indirect beneficial ownership (including by way of merger, consolidation, share exchange or otherwise) of 20% or more of the outstanding shares of voting stock of the Bank, or (iii) a merger, consolidation, business combination, liquidation, dissolution or similar transaction of or involving the Bank, other than a merger, business combination or similar transaction pursuant to which persons who are shareholders of the Bank immediately prior to such transaction own 60% or more of the voting stock of the surviving entity (or parent thereof) immediately after consummation of such transaction and, as a result of such transaction, no person or group (within the meaning of Section 13(d)(3) of the Exchange Act) holds 20% or more of the voting stock of the surviving entity (or parent thereof) immediately following consummation of such transaction.

11. REGISTRATION STATEMENT, PROXY STATEMENT AND PROSPECTUS, AND MERGER CONSIDERATION.

(a) Preparation and Filing of SEC Documents. The parties shall promptly prepare and file with the SEC a proxy statement/prospectus (the “Proxy Statement/Prospectus”) in definitive form relating to the meeting of Bank’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby and a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus. The parties shall cooperate fully in making all commercially reasonable amendments, if any, required by the SEC. The declaration of effectiveness of the Form S-4 by the SEC shall be a condition of the Merger for all of the parties.

(b) Regulatory Matters.

(i) Bank and Buyer BHC shall promptly prepare and file with the SEC the Proxy Statement and Buyer BHC shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Bank and Buyer BHC shall use their reasonable best efforts in consultation with their respective legal counsel to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Bank shall thereafter mail or deliver the Proxy Statement to its shareholders. Buyer BHC shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Bank shall furnish all information concerning Bank and the holders of Bank Capital Stock as may be reasonably requested in connection with any such action. If at any time prior to or after the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated or made available on the SEC’s EDGAR database to the shareholders of Bank.

(ii) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. Bank and Buyer BHC shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Buyer BHC or Bank, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(iii) Each of Bank and Buyer BHC shall, upon request, furnish to the other all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Bank, Buyer BHC or any of their respective subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.

(iv) Each of Bank and Buyer BHC shall promptly advise the other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any required governmental or other regulatory approvals will not be obtained, that the receipt of any such approval will be materially delayed or that non-customary or burdensome conditions or post-closing requirements might be imposed on any such required governmental or other regulatory approvals.

(v) Buyer BHC and Bank shall promptly furnish each other with copies of written communications received by Buyer BHC and Bank, as the case may be, or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental entity in respect of the transactions contemplated by this Agreement.

(c) Access to Information.

(i) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Bank and Buyer BHC, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Bank and Buyer BHC shall, and shall cause their respective subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which Bank or Buyer BHC, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Bank nor Buyer BHC nor any of their respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Bank’s or Buyer BHC’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(ii) Each of Buyer BHC and Bank agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representative to keep confidential, all information and documents obtained pursuant to this Section (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the providing party or (iv) is or becomes readily ascertainable from publicly available sources. If this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party or shall promptly destroy such items and certify to such other party the destruction thereof.

(iii) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

(d) Shareholders’ Approvals. Bank shall promptly call a meeting of its shareholders (the “Bank Shareholders’ Meeting) to be held as soon as reasonably practicable after the declaration of effectiveness of the Form S-4 by the SEC for the purpose of voting upon proposals to adopt and approve this Agreement and the Merger. The Board of Directors of Bank shall use its reasonable best efforts (and subject to its fiduciary duty) to obtain from the shareholders of Bank, the vote in favor of the adoption of this Agreement required by the TBCA and the Bank’s Charter and Bylaws, to consummate the transactions contemplated hereby (“Bank Shareholder Approval”). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated, this Agreement shall be submitted to the shareholders of Bank at such meeting for the purpose of obtaining the Bank Shareholder Approval and voting on the approval and adoption of this Agreement and nothing contained herein shall be deemed to relieve Bank of such obligations. By executing this Agreement, Buyer BHC is approving this Agreement and the Merger as the sole shareholder of Buyer Bank and waiving any requirement of notice ( by publication or otherwise) of, or a meeting of, the shareholder of the Buyer Bank.

(e) Information Supplied. None of the information supplied or to be supplied by a party for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the

Proxy Statement will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by a party with respect to statements made or incorporated by reference therein based on information supplied by an unaffiliated party for inclusion or incorporation by reference in the Proxy Statement.

(f) Exemption from Liability Under Section 16(b). Buyer BHC and Bank agree that, in order to most effectively compensate and retain Bank Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Bank Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Bank Common Stock and Bank Stock Options into shares of Buyer BHC Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section. Assuming that Bank delivers to Buyer BHC the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Buyer BHC, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by Bank Insiders of Buyer BHC Common Stock in exchange for shares of Bank Common Stock, and of options on Buyer BHC Common Stock upon assumption of options to purchase Bank Common Stock, in each case pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. The term “Section 16 Information” shall mean information accurate in all material respects regarding Bank Insiders, the number of shares of Bank Common Stock held by each such Bank Insider and expected to be exchanged for Buyer BHC Common Stock in the Merger, and the number and description of the options on Bank Common Stock held by each such Bank Insider and expected to be assumed by Buyer BHC in connection with the Merger; provided that the requirement for a description of any Bank Stock Options shall be deemed to be satisfied if copies of all Bank Stock Plans, and forms of agreements evidencing grants thereunder, under which such Bank Stock Options have been granted, have been made available to Buyer BHC. The term “Bank Insiders” shall mean those officers and directors of Bank who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

(g) Deposit of Merger Consideration. At or immediately prior to the Effective Time, Buyer BHC shall deposit, or shall cause to be deposited, with a bank, trust company, or registered transfer agent reasonably acceptable to each of Bank and Buyer BHC (the “Exchange Agent”), for the benefit of the holders of certificates or instruments evidencing shares of or rights to obtain Bank Stock (“Certificates”), for exchange in accordance with this Section, certificates representing the shares of Buyer BHC Common Stock constituting the stock consideration (“Stock Consideration”) and cash in lieu of any fractional shares (such cash and certificates for shares of Buyer BHC Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued and/or paid pursuant to this Agreement in exchange for outstanding shares of Bank Stock.

(h) Delivery of Merger Consideration.

(i) As soon as practicable, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal in customary form as reasonably agreed by the parties (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender to the Exchange Agent of a Certificate or Certificates for exchange and cancellation, together with such properly completed and duly executed letter of transmittal in such form as the Exchange Agent may reasonably require, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) the Merger Consideration that such holder of Bank Common Stock shall have become entitled pursuant to the provisions of Article 1; and (ii) a check representing the amount of any dividends or distributions that such holder is entitled to receive pursuant to this Agreement, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash or on any unpaid dividends and distributions payable to holders of Certificates.

(ii) No dividends or other distributions declared with respect to Buyer BHC Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer BHC Common Stock represented thereby until the holder thereof shall surrender such Certificate in accordance with this Article 11. After the surrender of a Certificate in accordance with this Article 11, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer BHC Common Stock represented by such Certificate.

(iii) If any certificate representing shares of Buyer BHC Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buyer BHC Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(iv) After the Effective Time, there shall be no transfers on the stock transfer books of Bank of the shares of Bank Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration.

(v) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Buyer BHC Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Buyer BHC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer BHC.

(vi) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Bank as of the first anniversary of the Effective Time shall be paid to Buyer BHC. Any former shareholders of Bank who have not theretofore complied with this Article 11 shall thereafter look only to Buyer BHC for payment of the Merger Consideration and any unpaid dividends and distributions on the Buyer BHC Common Stock deliverable in respect of each share of Bank Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Bank, Buyer BHC, the Exchange Agent or any other person shall be liable to any former holder of shares of Bank Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(vii) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Buyer BHC, the posting by such person of a bond in such amount as Buyer BHC may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate.

12. GENERAL.

(a) Closing. The closing of the transactions contemplated by this Agreement shall take place at a location and on a date and at a time to be agreed upon by the parties or, if they cannot agree, on the date of which any party shall give at least five (5) days’ advance notice to the other parties following satisfaction of the conditions to consummation of the Merger that may not, as a matter of law, be waived. Notwithstanding anything herein to the contrary, no party shall be required to waive a condition that is within its power under the terms of the Agreement not to waive. Buyer BHC and Buyer Bank or the Bank may, at or prior to the Closing, delay the Closing for up to thirty (30) days by notice to the other parties specifying the delayed date of the Closing, if necessary to permit satisfaction of any condition to the obligations of the other parties that cannot be satisfied at the Closing as originally scheduled and the satisfaction of which by the delayed Closing Date is not impossible.

(b) Amendment. The parties may, by mutual agreement of the Boards of Directors of Buyer BHC and Buyer Bank and the Bank, amend, modify or supplement this Agreement or any Appendix to the Agreement in such manner as may be agreed upon by them in writing, at any time before or after approval of the Merger and the transactions contemplated thereby by the shareholders of the Bank, Buyer BHC, and Buyer Bank, provided that no such amendment, modification or supplement shall be made which reduces the Purchase Price without the further approval of the Bank shareholders. This Agreement may be amended at any time and, as amended, restated by the Chief Executive Officer of Buyer BHC and Buyer Bank and the Chief Executive Officer of the Bank, without the necessity for approval by their respective Boards of Directors or shareholders, to correct typographical errors or to change erroneous references or cross-references, or to make such other changes which are immaterial to the substance of the transactions contemplated hereby. This Agreement may not be otherwise amended except by an instrument in writing signed on behalf of all the parties hereto.

(c) Extensions and Waivers. At any time prior to the Effective Time, the parties hereto, by action taken by their respective Boards of Directors or duly authorized officers, may: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants or agreements of the other parties or with any of the conditions to the obligations of the waiving party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No such waiver or extension shall imply any further waiver or extension.

(d) Counterparts. For the convenience of the parties and to facilitate the filing of this Agreement with regulatory authorities, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

(e) Notices. All notices, requests, consents, and other communications hereunder shall be in writing, and shall be personally delivered, delivered by facsimile, or mailed certified or registered mail, return receipt requested, postage prepaid, to the addresses indicated above in the preamble to this Agreement. Notices shall be deemed to have been received when delivered personally or faxed or, if mailed, the date of such signed receipt.

(f) Entire Agreement. This Agreement: (i) constitutes the entire Agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, of the parties, or any of them, with respect to the subject matter hereof; (ii) is not intended to confer upon any other person or entity any rights or remedies hereunder; and (iii) shall not be assigned except by operation of law.

(g) Governing Law; Submission to Jurisdiction. Except where controlled by federal law, this Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the internal laws of the State of Tennessee, without reference to choice or conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement against any party shall be brought only in a court of record of, or in any federal court located in Williamson County in the State of Tennessee, which shall have exclusive jurisdiction and venue for such purpose. By execution and delivery of this Agreement, the parties hereby accept for themselves, and in respect of their property, generally and unconditionally, the jurisdiction and venue of the aforesaid courts sitting in Williamson County, Tennessee, and waive any objection to the laying of venue on the grounds of forum non convenience which they may now or hereafter have to the bringing or maintaining of any such action or proceeding in such jurisdiction.

(h) Advice of Adverse Changes. Each party shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this section shall not constitute the failure of any condition set forth in this Agreement to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in this Agreement to be satisfied.

(i) Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Sections 2(e), 2(k), 7(b), 7(c), 7(f), and 11(h) and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

(j) Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The Disclosure Schedules and each other Exhibit and Schedule shall be deemed part of this Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular or plural forms of any word is used in this Agreement, such word shall encompass both the singular and plural form of such word.

(k) Publicity. Except as otherwise required by applicable law or the rules of the SEC, including Regulation FD, or the rules or regulations of the Federal Reserve System or the Tennessee Department of Financial Institutions, neither Bank, Buyer BHC, nor Buyer Bank shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of Buyer BHC, in the case of a proposed announcement or statement by Bank, or Bank, in the case of a proposed announcement or statement by Buyer BHC or Buyer Bank, which consents shall not be unreasonably withheld or delayed.

(l) Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(m) Material Adverse Effect Defined. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party to this Agreement, a material adverse effect on (i) the business, operations, results of operations, financial condition or prospects of such party and its subsidiaries taken as a whole, or (ii) the ability of a party to timely consummate the transactions contemplated hereby; provided, however, that with respect to clause (i) the following shall not be deemed to have a Material Adverse Effect: any change or event caused by or resulting from (I) changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (II) changes in United States or foreign securities markets, including changes in price levels or trading volumes, (III) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to Buyer BHC or Bank or their respective subsidiaries, as the case may be, (IV) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (V) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any governmental entity, (VI) actions or omissions of Buyer BHC and Buyer Bank on the one hand and/or the Bank on the other taken with the prior written consent of the other or required hereunder, (VII) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof, or (VIII) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located; and provided, further, that in no event shall a change in the trading prices of a party’s capital stock, by itself, be considered material or constitute a Material Adverse Effect.

(n) Knowledge. Reference to knowledge of a party means the actual knowledge of officers above the level of Vice President.

(o) Enforceability. The parties acknowledge that, notwithstanding their belief that a contract is enforceable, enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, and by legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies which are available only in the discretion of a court.

[Signatures on immediately following page.]

IN WITNESS WHEREOF, the parties have caused this instrument to be executed and delivered as of the day and year first above written, such execution having been duly authorized by the respective Boards of Directors of Buyer BHC, Buyer Bank, and the Bank.

CIVIC BANK & TRUST		FRANKLIN FINANCIAL NETWORK, INC.

By:	/s/ Anil Patel, M.D.	By:	/s/ Richard E. Herrington
	Dr. Anil Patel, Chairman		Richard E. Herrington, President and Chief Executive Officer

FRANKLIN SYNERGY BANK

		By:	/s/ Richard E. Herrington
Richard E. Herrington, Chairman and Chief Executive Officer

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